Exhibit 99.1

April 10, 2009

Dear Stockholder:

Enclosed is your portion of the first quarter 2009 distribution to Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) stockholders.  On March 19, 2009, our board of directors determined the first quarter 2009 distribution to be $0.048783 per share, payable to stockholders of record as of March 19, 2009.  If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Program, a distribution statement is enclosed in lieu of a check.

Future quarterly distributions declared will be payable subsequent to the end of each quarter and will be at the discretion of the board of directors.  These distribution declarations will be furnished to the Securities and Exchange Commission (“SEC”) and available on our company website at www.inlandwestern.com under Investor Relations/SEC filings.  The board of directors will consider several factors in its determination, including but not limited to the sources and availability of capital, current rental revenues, operating and interest expenses and the ability of our company to refinance near-term debt.  In addition, we intend to continue to comply with the real estate investment trust distribution requirement that we distribute no less than 90% of our taxable income.

Our primary focus is to manage this company during these challenging times in order to ensure our long-term strength.  An astute management team intends to stay true to its business strategy, but plan for the future and adapt its objectives accordingly.  Given the current recession with its capital constraints, businesses are competing for limited resources.  Although we believe we have strategically structured our existing debt in a manner beneficial to securing replacement financing for our upcoming maturities, the debt markets are extremely difficult.  For these reasons, cash conservation is of the utmost importance for our company.

This management team and board of directors remain focused on the preservation of capital and long-term stockholder value.  I assure you that our careful and conservative business decisions always incorporate what we believe is best for our stockholders.

If you have any questions about your investment, please contact your financial advisor or Inland Western Investor Relations at 800.541.7661.

Sincerely,

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Michael J. O’Hanlon
Chief Executive Officer and President

Statements and other information contained in this letter which can be identified by the use of forward-looking terminology such as “anticipate,” “may,” “will,” “expect,” “continue,” “remain,” “intend,” “aim,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment.  Such risks and uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, raw material availability and prices, global interest rates, currency exchange rates, labor relations and other risk factors.

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road  Oak Brook, Illinois 60523  800.541.7661 www.inlandwestern.com